United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Vitru Limited

(Name of Issuer)

Common shares, par value US$0.00005 per share

(Title of Class of Securities)

G9440D103

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9440D103	Schedule 13G	Page 1 of 22

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person CO

CUSIP No. G9440D103	Schedule 13G	Page 2 of 22

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 3 of 22

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 4 of 22

1	Names of Reporting Persons Carlyle Holdings II L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 5 of 22

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 6 of 22

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person PN

CUSIP No. G9440D103	Schedule 13G	Page 7 of 22

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person PN

CUSIP No. G9440D103	Schedule 13G	Page 8 of 22

1	Names of Reporting Persons CSABF General Partner Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person CO

CUSIP No. G9440D103	Schedule 13G	Page 9 of 22

1	Names of Reporting Persons CSABF General Partner, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person PN

CUSIP No. G9440D103	Schedule 13G	Page 10 of 22

1	Names of Reporting Persons TCG FBIE Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person PN

CUSIP No. G9440D103	Schedule 13G	Page 11 of 22

1	Names of Reporting Persons TCG Gestor Ltda.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Brazil

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person CO

CUSIP No. G9440D103	Schedule 13G	Page 12 of 22

1	Names of Reporting Persons Fundo Brasil de Internacionalização de Empresas Fundo de Investimento em Participações Multiestratégia II
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Brazil

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO

CUSIP No. G9440D103	Schedule 13G	Page 13 of 22

1	Names of Reporting Persons Mundi Holdings I, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 14 of 22

1	Names of Reporting Persons Mundi Holdings II, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,246,471
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,246,471

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,246,471
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 27.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G9440D103	Schedule 13G	Page 15 of 22

ITEM 1.	(a)	Name of Issuer:

Vitru Limited (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

Rodovia José Carlos Daux, 5500, Torre Jurerê A,

2nd floor, Saco Grande, Florianópolis,

State of Santa Catarina, 88032-005, Brazil

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group Inc.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.L.C.

CG Subsidiary Holdings L.L.C.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

CSABF General Partner Limited

CSABF General Partner, L.P.

TCG FBIE Holdings, L.P.

TCG Gestor Ltda.

Fundo Brasil de Internacionalização de Empresas Fundo de Investimento em Participações Multiestratégia II (“Fundo Brasil”)

Mundi Holdings I, L.L.C. (“Mundi I”)

Mundi Holdings II, L.L.C. (“Mundi II”)

(b)	Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., CSABF General Partner Limited, CSABF General Partner, LP, TCG FBIE Holdings, LP, Mundi I and Mundi II is c/o Walkers, Cayman Corporate Center, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

The address for TCG Gestor Ltda. is Avenida Brigadeiro Faria Lima, 3900 12º Andar, Itaim Bibi, São Paulo 04538-132. The address for Fundo Brasil is Praça XV de Novembro, nº 20, Sls. 201, 202, 301 and 302, Centro, Rio de Janeiro — RJ, Brazil, 20010.

CUSIP No. G9440D103	Schedule 13G	Page 16 of 22

The address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

Each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., CSABF General Partner Limited, CSABF General Partner, LP, TCG FBIE Holdings, LP, Mundi I and Mundi II is organized under the laws of the Cayman Islands.

Each of TCG Gestor Ltda. and Fundo Brasil is organized under the laws of Brazil.

Each of the remaining Reporting Persons is organized under the laws of the state of Delaware.

(d)	Title of Class of Securities:

Common shares, par value US$0.00005 per share (“Common Stock”).

(e)	CUSIP Number:

G9440D103

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2020, based upon 23,058,000 shares of Common Stock outstanding as of November 23, 2020, based on the Issuer’s Form 6-K filed with the Securities and Exchange Commission on November 23, 2020.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471
The Carlyle Group Inc.	6,246,471	27.1%	0	6,246,471	0	6,246,471
Carlyle Holdings II GP L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471
Carlyle Holdings II L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471

CUSIP No. G9440D103	Schedule 13G	Page 17 of 22

CG Subsidiary Holdings L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471
TC Group Cayman Investment Holdings, L.P.	6,246,471	27.1%	0	6,246,471	0	6,246,471
TC Group Cayman Investment Holdings Sub L.P.	6,246,471	27.1%	0	6,246,471	0	6,246,471
CSABF General Partner Limited	6,246,471	27.1%	0	6,246,471	0	6,246,471
CSABF General Partner, L.P.	6,246,471	27.1%	0	6,246,471	0	6,246,471
TCG FBIE Holdings, L.P.	6,246,471	27.1%	0	6,246,471	0	6,246,471
TCG Gestor Ltda.	6,246,471	27.1%	0	6,246,471	0	6,246,471
Fundo Brasil de Internacionalização de Empresas Fundo de Investimento em Participações Multiestratégia II	6,246,471	27.1%	0	6,246,471	0	6,246,471
Mundi Holdings I, L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471
Mundi Holdings II, L.L.C.	6,246,471	27.1%	0	6,246,471	0	6,246,471

Mundi I is the record holder of 4,164,314 shares of Common Stock and Mundi II is the record holder of 2,082,157 shares of Common Stock.

Carlyle Group Management L.L.C. holds an irrevocable proxy to vote a majority of the shares of The Carlyle Group Inc., a publicly traded company listed on Nasdaq. The Carlyle Group Inc. is the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CSABF General Partner Limited, which is the general partner of CSABF General Partner, L.P., which is the general partner of TCG FBIE Holdings, L.P. and the ultimate general partner of each of the members of Mundi I. TCG Gestor Ltda. is the portfolio manager of Fundo Brasil, which is the sole member of Mundi II.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

CUSIP No. G9440D103	Schedule 13G	Page 18 of 22

ITEM 10.	Certification.

Not applicable.

CUSIP No. G9440D103	Schedule 13G	Page 19 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2021

Carlyle Group Management L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

The Carlyle Group Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings II GP L.L.C.
By: The Carlyle Group Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings II L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CG Subsidiary Holdings L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. G9440D103	Schedule 13G	Page 20 of 22

TC Group Cayman Investment Holdings, L.P.
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group Cayman Investment Holdings Sub L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CSABF General Partner Limited

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Director

CSABF General Partner, L.P.
By: CSABF General Partner Limited, its general partner

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Director

TCG FBIE Holdings, L.P.
By: CSABF General Partner Limited, its general partner

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Director

Mundi Holdings I, L.L.C.

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Authorized Person

CUSIP No. G9440D103	Schedule 13G	Page 21 of 22

Mundi Holdings II, L.L.C.

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Authorized Person

TCG Gestor Ltda.

By:	/s/ Fernando Borges
Name:	Fernando Borges
Title:	Director

Fundo Brasil de Internacionalização de Empresas Fundo de Investimento em Participações Multiestratégia II

By:	/s/ Fernando Borges
Name:	Fernando Borges
Title:	Authorized Person

CUSIP No. G9440D103	Schedule 13G	Page 22 of 22

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.